EXHIBIT 5.1
                   BENESCH, FRIEDLANDER, COPLAN & ARONOFF LLP
                            2300 BP America Building
                               200 Public Square
                           Cleveland, Ohio 44114-2378
                                 (216) 363-4500
                               Fax (216) 363-4588



July 29, 1998



Board of Directors
Bally Total Fitness Holding Corporation
8700 West Bryn Mawr
Chicago, Illinois 60631

Re:   Registration Statement on Form S-3

Gentlemen:

Bally Total Fitness Holding Corporation, a Delaware corporation (the "Company"), has filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, a Registration Statement on Form S-3 (the "Registration Statement"), which Registration Statement relates to a proposed public offering of 230,769 shares of common stock, par value $.01 per share, of the Company (the "Shares") issued pursuant to the terms of a purchase agreement amoung the Company and Pinnacle Fitness - San Francisco L.P., Blackhawk Fitness, L.P., Gene Campbell, Campbell Enterprises, Ltd. and others dated as of February 28, 1998 (the "Purchase Agreement").

You have requested our opinion in connection with the Company's filing of the Registration Statement. In this regard, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinion expressed in this letter including, without limitation, the Purchase Agreement, the Company's Certificate of Incorporation and the Registration Statement.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to facts material to the opinions expressed in this letter, we have relied on statements and certificates of officers of the Company and of state authorities.

We have investigated such questions of law for the purpose of rendering the opinion in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the General Corporation Law of the State of Delaware.

BENESCH, FRIEDLANDER, COPLAN & ARONOFF LLP

Board of Directors
Bally Total Fitness Holding Corporation
July 29, 1998
Page 2


The opinion expressed herein assumes that there is no change in the facts, circumstances and law in effect on the date of this opinion, particularly as they relate to corporate authority and the Company's good standing under Delaware law.

On the basis of and in reliance on the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

The opinion in this letter is rendered in connection with the filing of the Registration Statement. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to being named in the Registration Statement under the heading "Legal Matters" as counsel to the Company.

Very truly yours,




BENESCH, FRIEDLANDER,
COPLAN & ARONOFF LLP